UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 26, 2006

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5956 W. Las Positas Boulevard, Pleasanton, CA 94588

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On October 26, 2006, Simpson Manufacturing Co., Inc. announced its third quarter 2006 earnings in a press release reproduced below:

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER EARNINGS

Pleasanton, CA -- Simpson Manufacturing Co., Inc. (the “Company”) announced today that its third quarter 2006 net sales decreased 3.0% to $226.7 million as compared to net sales of $233.8 million for the third quarter of 2005. Net income decreased 14.3% to $27.1 million for the third quarter of 2006 as compared to net income of $31.6 million for the third quarter of 2005. Diluted net income per common share was $0.56 for the third quarter of 2006 as compared to $0.65 for the third quarter of 2005. In the first nine months of 2006, net sales increased 6.4% to $683.6 million as compared to net sales of $642.4 million for the first nine months of 2005. Net income increased 9.1% to $83.8 million for the first nine months of 2006 as compared to net income of $76.8 million for the first nine months of 2005. Diluted net income per common share was $1.71 for the first nine months of 2006 as compared to $1.58 for the first nine months of 2005.

In the third quarter of 2006, sales declined throughout North America, with a significant portion of the decline occurring in California. Sales in Europe and the United Kingdom increased substantially during the quarter. Simpson Strong-Tie’s third quarter sales decreased 3.7% over the same quarter last year, while Simpson Dura-Vent’s sales increased 2.6%. Sales to contractor distributors had the largest percentage rate decreases reflecting slower homebuilding activity, particularly in California and the western United States. Homecenters and dealer distributors also had above average decreases in sales. Sales decreased across most of Simpson Strong-Tie’s major product lines, particularly the Strong-Wall product line and other products used mostly in new home construction. Simpson Strong-Tie’s Sales of the Quik Drive product line grew significantly, though the rate of increase was lower than that during the first half of 2006. Sales of Anchor Systems products were flat during the third quarter. Sales of Simpson Dura-Vent’s pellet vent and chimney product lines increased in the third quarter of 2006 compared to the third quarter of 2005, while its Direct-Vent products, designed for use with natural gas burning appliances, and its gas vent products decreased.

Income from operations decreased 13.9% from $48.7 million in the third quarter of 2005 to $42.0 million in the third quarter of 2006, while gross margins decreased from 39.9% in the third quarter of 2005 to 38.3% in the third quarter of 2006. Approximately one third of the decrease in income from operations was related to the gain on the sale of a building that was recognized in the third quarter of 2005. The decrease in gross margins was primarily due to higher fixed overhead and labor costs on the lower sales volume. The steel market continues to be dynamic with a high degree of uncertainty. Availability of steel has improved somewhat, but steel prices have not decreased. The Company’s raw material inventory, which is primarily made up of steel, has increased 57.0% since December 31, 2005, and its in-process and finished goods inventory has increased by 9.5% over the same period. The Company believes that steel prices may have stabilized for the near term. If, however, steel prices increase and the Company is not able to increase its prices sufficiently, the Company’s margins could deteriorate.

Research and development and engineering expenses increased 28.8% from $3.5 million in the third quarter of 2005 to $4.5 million in the third quarter of 2006. This increase was primarily due to higher personnel costs of $0.8 million. Selling expenses increased 14.5% from $15.7 million in the third quarter of 2005 to $18.0 million in the third quarter of 2006. The increase was driven primarily by a $1.3 million increase in expenses associated with sales and marketing personnel and a $0.7 million increase in promotional costs. General and administrative expenses decreased 17.6% from $27.3 million in the third quarter of 2005 to $22.5 million in the third quarter of 2006. The decrease was primarily due to a reduction in cash profit sharing and stock compensation costs included in administrative expenses totaling $6.7 million, partially offset by an increase in other personnel costs of $1.4 million and professional service costs of $0.7 million. Interest income, net of interest expense, increased $0.5 million in the third quarter of 2006 as compared to the third quarter of 2005 primarily as a result of higher interest rates. The tax rate was 36.7% in the third quarter of 2006, up from 35.7% in the third quarter of 2005.

In the first nine months of 2006, sales growth occurred throughout North America, with the exception of California, primarily due to the growth during the first half of the year. Sales in Europe and the United Kingdom were also higher. The growth rates in the United States were highest in the southern and southeastern regions. In the first nine months of 2006, Simpson Strong-Tie’s sales increased 5.6% over the same period last year, while Simpson Dura-Vent’s sales increased 14.2%. Sales to homecenters and dealer and contractor distributors increased during the first nine months of 2006. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Quik Drive and Anchor Systems product lines had the highest percentage growth rates in sales. Sales of the Strong-Wall product line were down compared to the first nine months of 2005, consistent with decreased homebuilding activity. Sales of Simpson Dura-Vent’s pellet vent and chimney product lines increased significantly in the first nine months of 2006. Sales of its Direct-Vent products were flat when compared to the first nine months of 2005 and sales of its gas vent products decreased somewhat.

Income from operations increased 9.6% from $121.1 million in the first nine months of 2005 to $132.7 million in the first nine months of 2006, while gross margins increased from 39.5% in the first nine months of 2005 to 40.1% in the first nine months of 2006. This increase in gross margins was primarily due to improved absorption of fixed overhead costs in the first half of 2006 partially offset by increases in these costs in the third quarter.

Research and development and engineering expenses increased 43.0% from $10.7 million in the first nine months of 2005 to $15.3 million in the first nine months of 2006. This increase was primarily due to higher personnel costs of $3.9 million. Selling expenses increased 15.0% from $47.1 million in the first nine months of 2005 to $54.1 million in the first nine months of 2006. The increase was driven primarily by a $3.7 million increase in expenses associated with sales and marketing personnel and a $1.9 million increase in promotional costs. General and administrative expenses decreased 6.3% from $77.0 million in the first nine months of 2005 to $72.1 million in the first nine months of 2006. Interest income, net of interest expense, increased $2.0 million in the first nine months of 2006 as compared to the first nine months of 2005 primarily due to higher interest rates. The tax rate was 37.9% in the first nine months of 2006, up from 37.0% in the first nine months of 2005.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, October 27, 2006, at 6:00am Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and nine months ended September 30, 2006 and 2005 (unaudited), are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

(Amounts in thousands, except per share data)	2006	2005	2006	2005

Net sales	$226,718	$233,809	$683,607	$642,359
Cost of sales	139,803	140,607	409,259	388,641

Gross profit	86,915	93,202	274,348	253,718

Research and development and engineering expenses	4,531	3,519	15,337	10,721
Selling expenses	17,955	15,679	54,105	47,057
General and administrative expenses	22,468	27,282	72,143	76,995
Loss (gain) on sale of assets	(3)	(2,027)	110	(2,124)

Income from operations	41,964	48,749	132,653	121,069
Income (loss) in equity method investment	(1)	54	(130)	222
Interest income, net	831	373	2,610	595

Income before taxes	42,794	49,176	135,133	121,886
Provision for income taxes	15,704	17,569	51,151	45,057
Minority interest	—	—	166	—

Net income	$27,090	$31,607	$83,816	$76,829

Net income per share:
Basic	$0.56	$0.66	$1.74	$1.60
Diluted	0.56	0.65	1.71	1.58
Cash dividend declared per common share	$0.08	$0.05	$0.24	$0.15
Weighted average shares outstanding:
Basic	48,120	48,091	48,295	48,024
Diluted	48,587	48,658	48,935	48,532
Other data:
Depreciation and amortization	$6,274	$5,219	$19,100	$17,707
Pre-tax stock compensation expense	1,943	1,529	5,708	4,798

The Company’s financial position as of September 30, 2006 and 2005, and December 31, 2005 (unaudited), is as follows:

	September 30,		December 31, 2005

(Amounts in thousands)	2006	2005

Cash and short-term investments	$104,605	$110,663	$131,203
Trade accounts receivable, net	132,946	129,590	101,621
Inventories	229,703	174,783	181,492
Other current assets	16,879	13,758	20,139

Total current assets	484,133	428,794	434,455
Property, plant and equipment, net	190,311	151,724	166,480
Goodwill	44,297	42,901	42,681
Other noncurrent assets	15,156	17,174	16,099

Total assets	$733,897	$640,593	$659,715

Trade accounts payable	$40,134	$41,290	$29,485
Current portion of long-term debt	326	545	2,186
Other current liabilities	59,937	57,970	60,288

Total current liabilities	100,397	99,805	91,959
Long-term debt	490	1,874	2,928
Other long-term liabilities	1,643	1,352	1,362
Minority interest in consolidated variable interest entities	—	—	5,337
Stockholders’ equity	631,367	537,562	558,129

Total liabilities and stockholders’ equity	$733,897	$640,593	$659,715

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors, fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

Item 9.01     Financial Statement and Exhibits

(d)     Exhibit:  Press release dated October 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.

(Registrant)

DATE: October 26, 2006	By	/s/ Michael J. Herbert

Michael J. Herbert
Chief Financial Officer